Exhibit 99.1

PositiveID Issues First-Ever Revenue Guidance of $4-10 Million over Next 18 Months as Government Procurements for Bio-Threat Detection Increase

DELRAY BEACH, FL, June 6, 2014 – PositiveID Corporation ("PositiveID" or “Company”) (OTCQB: PSID), a developer of biological detection and diagnostics solutions, announced today that it has submitted bids and proposals in conjunction with several large commercial partners in response to a pick-up in new U.S. government procurements for bio-threat detection. As a result, PositiveID is issuing its first-ever revenue guidance of $4-10 million over the next 18 months, $3.3 million of which is already in backlog.

The Company has submitted for contract opportunities across multiple agencies, including the U.S. Department of Defense, U.S. Department of Homeland Security and Department of Health and Human Services, to deploy, test, evaluate and/or develop the Company’s M-BAND and Firefly Dx systems.

“As more attention is being paid to the serious need for bio-threat detection technologies and programs, we continue to pursue opportunities with the U.S. government and other organizations to employ the critically important capabilities of our M-BAND and Firefly systems, which, we believe, offer accurate biological detection more rapidly than existing systems,” stated William J. Caragol, PositiveID’s Chairman and CEO. “It has been proven that faster identification of bio-threats enables countermeasures to be instituted more quickly, ultimately reducing casualties and saving lives.”

About M-BAND

PositiveID’s M-BAND (Microfluidic Bio-agent Autonomous Networked Detector) continuously and autonomously analyzes air samples for the detection of biological airborne threats in the form of bacteria, viruses, and toxins. The technology was developed under contract with the U.S. Department of Homeland Security (“DHS”) Science & Technology directorate, which included $30 million of contract funding, to detect an attack with a biological weapon.

About Firefly

PositiveID’s Firefly Dx is a point-of-need, handheld system designed to deliver molecular diagnostic results from a sample in less than 20 minutes at the point of need, compared to two to four hours for a lab device, using real-time TaqMan® PCR (polymerase chain reaction) chemistry. Firefly is being developed to meet the growing need for more rapid and accurate point-of-need diagnostics that will enable hospitals, first responders, and other providers to save lives.

About PositiveID Corporation

PositiveID Corporation is an emerging growth company and developer of biological detection systems for America’s homeland defense industry as well as rapid biological testing. PositiveID is focused on the development of microfluidic systems for the automated preparation of and performance of biological assays in order to detect biological threats and analyze biological samples. For more information on PositiveID, please visit http://www.PositiveIDCorp.com.

Statements about PositiveID's future expectations, including without limitation, the likelihood that PositiveID will generate revenue of $4-10 million over the next 18 months, $3.3 million of which is already in backlog; the likelihood that M-BAND and Firefly offer accurate biological detection more rapidly than existing systems; constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, including the likelihood that PositiveID will be successful with its submissions for bids and proposals in conjunction with several large commercial partners in response to a pick-up in new U.S. government procurements for bio-threat detection, and are subject to change at any time, and PositiveID's actual results could differ materially from expected results. Additional information about these and other factors that could affect the Company's business is set forth in the Company's various filings with the Securities and Exchange Commission, including those set forth in the Company's 10-K filed on April 11, 2014, and 10-Qs filed on May 20, 2014, November 19, 2013, and August 14, 2013, as amended August 19, 2013, under the caption "Risk Factors." The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

PositiveID Corporation

Allison Tomek

561-805-8000

atomek@positiveidcorp.com